EXHIBIT 99.1

Contact

Internet America, Inc.	April 8, 2014

713-968-2500

investor.relations@airmail.net

Internet America Engages GulfStar Group, Inc. as its Financial Advisor to Evaluate Strategic Alternatives

HOUSTON, TX – (Marketwired - Apr 8, 2014) – As previously reported, Internet America (OTCBB: GEEK) received a letter from Crexendo, Inc. (AMEX: EXE) on March 19, 2014 expressing Crexendo’s interest in acquiring all of the outstanding shares of stock of Internet America at a price of $.80 per share, payable in shares of Crexendo’s common stock. The Company’s Board of Directors had engaged legal counsel and today engaged a financial advisor, GulfStar Group, Inc. headquartered in Houston, TX to assist the Board in evaluating the Company’s strategic alternatives in light of Crexendo’s expressed interest.

Billy Ladin, Chairman of the Board of Directors of Internet America commented, “We are pleased to be working with an outstanding and experienced company like GulfStar Group as we explore our strategic alternatives.”

About Internet America

Internet America is a leading Internet service provider and a member of WISPA primarily serving the Texas market, northeast Oklahoma, and Joplin, Missouri market. Based in Houston, Internet America offers businesses and individuals a full range of Internet services, including wireless Internet access, dedicated high-speed access, dial-up access, DSL and web hosting. Internet America focuses on the speed and quality of its Internet services and its commitment to providing excellent customer care. Additional information on Internet America is available on the Company's web site at www.internetamerica.com.

Contact:

Billy Ladin
Internet America, Inc.
713-968-2501